Exhibit 99.1

SECURITY BANK CORPORATION ANNOUNCES

$40 MILLION SUBORDINATED DEBT ISSUANCE

Macon, GA., April 29, 2008 / Prime Newswire/ — Security Bank Corporation (Nasdaq: SBKC), as part of a comprehensive plan to enhance and strengthen its capital levels, announced today it has issued $40 million of subordinated notes from a newly formed subsidiary to private equity funds managed by FSI Group, LLC, a multi-strategy investment firm focused on financial institutions. The subordinated notes, when coupled with the previously announced $28 million rights offering, better positions Security Bank from a capital perspective given the current economic uncertainties facing the banking industry generally, and Security Bank specifically. Also as part of its overall capital plan, Security Bank intends to reduce it quarterly cash dividend to $0.04375 per share. It is expected that this decrease in the dividend rate will increase capital by approximately $3 million annually. Lastly, through continued cost saving efforts, Security Bank currently remains on target to reduce overall noninterest expenses by $3 million for 2008.

The net proceeds from the note issuance will be used by Security Bank to retire holding company debt with the remainder of the proceeds retained for general corporate purposes including capital contributions to maintain its banks at well-capitalized levels.

At its next scheduled board of directors meeting, Security Bank intends to appoint Gerald R. Francis, Managing Director of FSI Group, as a director of the Company. Mr. Francis joined FSI Group in 2007 and has over 35 years of experience in the banking industry including serving as Chief Executive Officer at Hasten Bancshares, First National Bank and Trust, City Holding Company and City National Bank of West Virginia.

Rett Walker, Security Bank Corporation President and CEO commented, “We are extremely pleased to have FSI Group, a premier private investment firm specializing in financial institutions, show its long-term support for Security Bank with this investment. Furthermore, looking ahead, we will be very fortunate to benefit from Jerry Francis’ extensive industry expertise and outstanding reputation as we continue to work proactively to navigate our way through this difficult credit cycle. During 2008 we have been managing our capital levels through several significant strategic actions. So far in 2008, we have raised over $68 million of capital in two separate offerings, reduced our dividend and have implemented an aggressive plan to reduce noninterest expenses in order to build capital to support our balance sheet and enhance Security Bank’s value long term for our shareholders. “

Steven N. Stein, Chairman of FSI Group, remarked that, “FSI looks forward to a prosperous relationship with Security Bank. We believe that Security Bank has the management expertise and now has the resources to navigate through this difficult credit cycle.”

The subordinated notes bear an interest rate of 9.5%, are callable in five years, and mature in 2018. As part of the issuance of subordinated notes, Security Bank issued to the FSI Group private equity funds a combination of stock appreciation rights (“SARS”) and warrants to purchase shares of its common stock. In addition, Security Bank has agreed to seek approval at a special shareholder’s meeting in June to amend its articles of incorporation to allow for the issuance of non-voting common stock such that upon shareholder approval, the SARS will be exchanged for warrants to purchase non-voting common shares of Security Bank which will be convertible into shares of Security Bank’s common stock in limited circumstances.

Other Information

Security Bank Corporation’s management will host a conference call to discuss this transaction and its first quarter 2008 results at 11:00 AM Eastern Daylight Savings Time on Tuesday, April 29, 2008. This call is open to all interested parties. From locations within the United States the call-in number is 800.860.2442 (412.858.4600 from outside the United States). Please call in 10 minutes prior to the beginning of the conference call and ask for Security Bank Corporation.

A recorded playback of the conference call will be available by calling 877.344.7529, or 412.317.0088 from outside the United States, from approximately 4:00 PM EDST, Tuesday, April 29, until 11:59 PM EDST Tuesday, May 6, 2008. The passcode for this playback is 418908#.

Contact:	Lorraine D Miller, CFA
Senior Vice President – Investor Relations
478.722.6210

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.8 billion at March 31, 2008. Security Bank Corporation operates 6 community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate and development lender and traditional mortgage originator, Fairfield Financial Services, Inc., with offices throughout Georgia.

Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank files with the Securities and Exchange Commission, free of charge, at the SEC’s website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, attention: Investor Relations.

About FSI Group, LLC

FSI Group, LLC, headquartered in Cincinnati, Ohio, operates a multi-strategy investment platform focused on opportunities in the financial services sector. The firm specializes in investing in banks, thrifts, insurance companies, and other financial services firms. The firm’s funds focus on private equity and long/short equity hedge funds. FSI Group delivers value to its investors and its portfolio companies through its broad and deep industry experience, expertise in corporate finance, and experience with complex financial institution regulation and capital structures. FSI Group was founded in 1995 by Steve and John Stein.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws, including statements about Security Bank’s capital levels and capital adequacy, dividend payments, and impact on capital, non-interest expense savings and Security Bank’s long-term prospects, among others. Statements contained in this press release that are not historical facts are forward looking statements. Forward-looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Security Bank believes that the expectations and estimates reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Please refer to Security Bank Corporation’s public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s financial results and operations and its forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events or otherwise.